SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  FORM N-18F-1

                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940


                             TILSON INVESTMENT TRUST
                             -----------------------
                               Name of Registrant


                            NOTIFICATION OF ELECTION
                            ------------------------


The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE
                                    ---------


Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York, and the state of New York on the 10th day of March 2005.

                                         TILSON INVESTMENT TRUST
                                         -----------------------
                                           Name of Registrant

                                         By: /s/ Whitney R. Tilson
                                             __________________________________
                                             Whitney R. Tilson
                                             Trustee and President
Attest: /s/ Glenn H. Tongue
        ________________________
        Glenn H. Tongue
        Vice President and Treasurer